Press Release

ALCAN EXTENDS CASH FLOW AND EARNINGS MOMENTUM TO SECOND QUARTER 2007

FINANCIAL HIGHLIGHTS

  Income from continuing operations of $1.18 per common share compared to $1.21 a year earlier and $1.60 in the first quarter;
  Operating earnings of $1.62 per common share compared to $1.48 a year earlier and $1.67 in the first quarter;
  Cash flow from operating activities in continuing operations of $738 million compared to $771 million a year earlier and $582 million in the first quarter;
  Debt as a percentage of invested capital of 30% at the end of the second quarter compared to 33% at the end of the first quarter.

MONTREAL, CANADA - July 31, 2007 - Alcan Inc. today reported operating earnings of $1.62 per common share in the second quarter of 2007 compared to $1.48 a year ago and $1.67 in the first quarter.

“These are the second highest quarterly operating earnings in Alcan’s history, an achievement which reflects the ongoing commitment and focus of our dedicated employees”, said Dick Evans, President and CEO. “Our strong performance in relation to operating earnings, cash flow generation and debt reduction is particularly noteworthy given the headwinds faced throughout the quarter from foreign exchange and energy costs. As we look ahead to our combination with Rio Tinto, we will continue to focus on execution and managing for value as well as aggressively building on our excellent pipeline of growth projects,” he continued.

“At the aluminum industry level, extremely strong Chinese demand growth should underpin ongoing favourable conditions. We continue to expect our financial results to reflect not only these favourable industry conditions, but also Alcan’s very strong competitive position,” he concluded.

*Note: All amounts in this press release are expressed in US dollars unless otherwise stated. This press release includes a number of measures for which no meaning is prescribed by generally accepted accounting principles (GAAP). Refer to the section “Definitions” for an explanation of these measures.

	Second Quarter		First Quarter
($ millions, except where indicated)	2007	2006	2007
Operating earnings - excluding foreign currency
balance sheet translation and Other Specified Items	603	556	618

Foreign currency balance sheet translation	(193)	(100)	(19)
Other Specified Items (OSIs)	28	(2)	(9)

Income from continuing operations	438	454	590
Income from discontinued operations	-	1	1
Net income	438	455	591
Basic earnings per common share ($ per common share)
Operating earnings	1.62	1.48	1.67
Income from continuing operations	1.18	1.21	1.60
Net income	1.18	1.21	1.60
Average number of common shares outstanding (millions)	369.0	375.1	367.1

Operating Earnings

Operating earnings from continuing operations exclude foreign currency balance sheet translation effects and Other Specified Items (OSIs). Operating earnings of $603 million in the second quarter of 2007 were $47 million higher than in the comparable quarter a year ago. The improvement mainly reflected higher aluminum realizations, better pricing and mix in the Engineered Products and Bauxite & Alumina business segments, increased volumes across most businesses, contribution from the cathode producer Carbone Savoie and higher technology and smelter equipment sales. These were partly offset by the negative impact of a weaker US dollar on operating costs as well as increased energy, raw materials and operating costs. Compared to the first quarter, operating earnings were down $15 million, mainly reflecting the negative impact of a weaker US dollar on operating costs, higher alumina costs, lower market premia, lower contribution from power generation, as well as higher share-based compensation related to the increase in share price during the quarter. These were partially offset by higher aluminum volumes, improved pricing and product mix mainly in Bauxite & Alumina, higher aluminum prices and technology and smelter equipment sales.

Included in operating earnings for the second quarter of 2007 were non-cash mark-to-market charges on derivatives of $0.02 per common share compared to gains of $0.03 a year earlier and charges of $0.02 in the first quarter.

Income from Continuing Operations

Income from continuing operations was $438 million or $1.18 per common share for the second quarter of 2007 versus income of $454 million or $1.21 a year earlier and income of $590 million or $1.60 in the first quarter.

Included in income from continuing operations for the second quarter of 2007 was a primarily non-cash, after-tax loss of $193 million or $0.52 per common share for the effects of foreign currency balance sheet translation, compared to an after-tax loss of $100 million or $0.27 in the year-ago quarter and an after-tax loss of $19 million or $0.05 in the first quarter. The foreign currency balance sheet translation losses in the second quarter of 2007 were largely due to the strengthening of the Canadian dollar versus the US dollar, which went from 86 cents at the end of the first quarter to 94 cents at the end of the second quarter.

Also included in income from continuing operations for the second quarter of 2007 were after-tax gains of $28 million or $0.08 per common share for OSIs. The most significant items included in OSIs were favourable tax adjustments of $150 million mainly related to the recognition of future tax benefits in France, partially offset by losses on disposals of assets, businesses and investments of $30 million primarily in connection with the sale of the Company’s Vlissingen smelter in the Netherlands, charges of $14 million principally related to previously announced restructuring in respect of packaging businesses as well as other charges of $66 million mainly comprising share-based compensation of $27 million resulting from the appreciation in the share price subsequent to the May 7, 2007 offer from Alcoa, correction of a net working capital overstatement (non-cash) of $18 million in the Packaging business, and advisory and legal fees of $14 million related to the Company’s efforts following the May 7, 2007 Alcoa offer to develop a full set of highest value alternatives consistent with the best interests of Alcan shareholders.

Net Income

Including OSIs and foreign currency balance sheet translation, net income was $438 million or $1.18 per common share for the second quarter of 2007.

Sales and Operating Revenues
	Second Quarter		First Quarter
($ millions, except where indicated)	2007	2006	2007

Sales and operating revenues ($M)	6,605	6,103	6,420
Shipment volumes (kt)
Ingot products *	760	765	744
Aluminum used in engineered products & packaging	342	341	342
Total aluminum volume	1,102	1,106	1,086
Aluminum pricing data ($ per tonne)
Ingot product realizations *	2,866	2,709	2,835
Average LME 3-month price (one-month lag)	2,808	2,661	2,760
* The bulk of Alcan’s ingot product sales are based on the LME 3-month price with a one-month lag plus a local market premium and any applicable product premium.

Sales and operating revenues of $6,605 million were up $502 million compared to the year-ago quarter mainly reflecting higher aluminum prices as well as favourable pricing, product mix and volumes across most businesses. Compared to the first quarter, sales and operating revenues increased by $185 million mainly as a result of higher aluminum volumes, improved pricing and product mix across most businesses, higher aluminum prices and technology and smelter equipment fees, partially offset by lower market premia and contribution from power generation.

The average realized price on sales of ingot products during the second quarter was up $157 per tonne from the year-ago quarter and up $31 per tonne from the first quarter. The increases over both the year-ago and sequential quarters mainly reflected the impact of higher LME aluminum prices offset by lower market premia.

Cash Flow and Debt
	Second Quarter		First Quarter
($ millions, except where indicated)	2007	2006	2007

Cash flow from operating activities in continuing operations	738	771	582
Dividends	(73)	(58)	(75)
Capital expenditures	(421)	(469)	(312)
Free cash flow from continuing operations	244	244	195

Cash flow from operating activities in continuing operations at $738 million decreased by $33 million compared to the year-ago quarter and increased by $156 million compared to the first quarter. The increase over the prior quarter principally reflects seasonally typical favourable movements in payables and deferred items which more than offset lower net income. Debt as a percentage of invested capital as at June 30, 2007 was 30%, down from 33% at the end of the first quarter due to lower debt and higher equity.

REVIEW OF BUSINESS GROUP PROFIT AND CORPORATE ITEMS

	Second Quarter		First Quarter
($ millions)	2007	2006	2007
Business Group Profit (BGP)
Bauxite and Alumina	204	126	175
Primary Metal	744	774	844
Engineered Products	149	144	174
Packaging	126	134	140
Subtotal	1,223	1,178	1,333
Equity accounted joint venture eliminations	(75)	(86)	(47)
Change in fair market value of derivatives	(7)	7	(15)
	1,141	1,099	1,271
Corporate Items
Intersegment, corporate offices and other	(229)	(159)	(89)
Depreciation & amortization	(269)	(258)	(264)
Interest	(61)	(69)	(60)
Income taxes	(166)	(195)	(280)
Equity income	24	37	12
Minority interests	(2)	(1)	-
Income from continuing operations	438	454	590

Bauxite and Alumina: BGP for the second quarter was a record $204 million, an increase of $78 million compared to the year-ago quarter. Excluding OSIs and foreign currency balance sheet translation effects, the year-over-year increase in BGP was $86 million or 60%. This improvement mainly reflected higher LME-linked contract prices for alumina (given the normal one-quarter lag), higher technology-related profits as well as improved sales mix, partially offset by exchange losses due to the strengthening Australian and Canadian dollars, higher raw material costs and the residual impact from the national strike in Guinea during the first quarter of 2007. On a sequential basis, BGP for the group was $29 million above the previous quarter. Excluding OSIs and foreign currency balance sheet translation effects, BGP increased by $50 million or 28%, reflecting a favorable change in sales mix, lower operating costs, lower adverse impact from the Guinean national strike during the first quarter of 2007 and higher volumes, partially offset by higher raw material costs and exchange losses due to the strengthening Australian and Canadian dollars. To date, the total impact of the national strike in Guinea during the first quarter across B&A was $36 million, of which $15 million impacted in the second quarter. Results for the third quarter of 2007 are expected to be slightly higher than the second quarter as a result of higher shipments (partly related to Gove expansion capacity beginning to come on-stream) and higher bauxite profits.

Primary Metal:BGP for the second quarter was $744 million, a decrease of $30 million as compared to the year-ago quarter. Excluding OSIs and foreign currency balance sheet translation effects, the year-over-year decrease in BGP was $26 million or 3%. The decline mainly reflected higher input costs (alumina, electricity and carbon-related raw material costs), the adverse effect of the weaker US dollar, higher operating costs, as well as lower market premia, partially offset by higher LME metal prices, volumes and contribution from the cathode producer Carbone Savoie. On a sequential quarter basis, BGP decreased by $100 million. Excluding OSIs and foreign currency balance sheet translation effects, BGP decreased by $76 million or 9%, reflecting higher input costs (alumina, electricity and carbon-related raw material costs), the adverse effect of the weaker US dollar, lower contributions from power generation and lower market premia. These unfavorable impacts were partially offset by higher volumes, higher LME and higher contribution from technology and smelter equipment sales. As a result of lost contribution from the divestiture of the Vlissingen smelter in the Netherlands, and assuming current forward prices for aluminum and forward exchange rates, results for the third quarter are expected to be somewhat lower than the second quarter.

Engineered Products: BGP for the second quarter was $149 million. Excluding OSIs and foreign currency balance sheet translation effects, operating results were $162 million, or $7 million higher than a year earlier. Results for the second quarter of 2006 included significant metal timing benefits; a consequence of the rapid rise in LME prices in earlier quarters. Adjusting for these non-cash accounting benefits, the operating performance of the group improved by approximately 20 percent year over year on the back of strong results from the Cable, Composites and Aerospace businesses. On a sequential quarter basis, BGP was $25 million lower than in the first quarter of the year. Excluding OSIs and foreign currency balance sheet translation effects, operating results were $16 million lower principally due to the absence of beneficial metal timing effects. Adjusting for these non-cash accounting benefits, the performance of the group was equivalent to the record level of the first quarter, a reflection of the generally firm business conditions evident through the first half of the year. Operating results for the third quarter are expected to be lower due to the usual summer holiday closures in Europe.

Packaging: BGP in the second quarter of $126 million was down $8 million or 6% from the prior-year quarter. Excluding the impact of OSIs, foreign currency balance sheet translation effects and lost contributions from divested businesses, BGP was $165 million, an improvement of $12 million or 8%. The year-on-year improvement was mainly due to operational savings and restructuring measures, a stronger euro compared to the US dollar and volume growth initiatives. On a sequential quarter basis, BGP decreased by $14 million or 10%. Excluding the impact of OSIs and foreign currency balance sheet translation effects, BGP increased by $20 million or 14% as a result of stronger volumes and cost saving measures. Operating BGP in the third quarter of 2007 is expected to be similar as normal seasonal volume softening is offset by ongoing progress in growth and operational efficiencies.

Corporate Items

The Intersegment, corporate offices and other expense category includes corporate head office costs as well as other non-operating items and the elimination of profits on intersegment sales of aluminum and alumina. The increase of $70 million compared to the second quarter of 2006 as well as the increase of $140 million over the prior quarter mainly reflect higher share-based compensation, the loss on the sale of the Company’s Vlissingen smelter in the Netherlands and advisory and legal fees resulting from the Company’s efforts during the quarter to develop a full set of highest value alternatives consistent with the best interests of Alcan shareholders following the May 7, 2007 Alcoa offer.

Depreciation and amortization expenses were $11 million higher than in the year-ago quarter primarily reflecting increased depreciation at the Gove alumina refinery in Australia. Depreciation and amortization expenses were comparable to the prior quarter.

Interest expense, net of capitalized interest, was $8 million lower than in the year-ago quarter and comparable to the prior quarter. The year-over-year decline mainly reflected a higher level of capitalized interest and reduced debt levels. In the second quarter of 2007, capitalized interest was $24 million compared to $20 million a year ago and $23 million in the first quarter, all largely related to the Gove expansion.

The Company's effective tax rate on income from continuing operations was 29% in the second quarter and 31% year to date. Foreign currency balance sheet translation losses due to the strengthening of the Canadian dollar increased the effective tax rate in the second quarter, largely offset by the recognition of future tax benefits in France which were not previously recognized. These tax benefits, which are included in OSIs, were recognized in the second quarter when their realization met the relevant tests for likelihood of recovery.

OUTLOOK

For 2007, world primary aluminum consumption is forecast to increase by approximately 10.1% (6.9% in 2006) driven by exceptionally high demand in China and representing the fastest rate of global consumption increase since at least 1980. Production from new capacity and restarts is expected to increase world supply by about 11.2% (6.4% in 2006). As a consequence the company expects the market to generate a modest surplus in 2007 of approximately 200 kt, versus a deficit of 162 kt in 2006.

KEY EARNINGS SENSITIVITIES

The following table provides Alcan estimates of the annualized after-tax impact of currency and LME price movements on income from continuing operations, net of hedging and forward sales.

	Increase in rate / price	In millions of $	$ / common share

Economic impact of changes in period-average exchange rates
European currencies	$0.10	(50)	(0.14)
Canadian dollar	$0.10	(150)	(0.42)
Australian dollar	$0.10	(70)	(0.19)

Balance sheet translation impact of changes in period-end exchange rates
Canadian dollar	$0.10	(230)	(0.63)
Australian dollar	$0.10	(25)	(0.07)

Economic impact of changes in period-average LME prices*
Aluminum	$100/t	190	0.51
* Realized prices generally lag LME price changes by one month. Changes in local and regional premia may also impact aluminum price realizations. Sensitivities are updated as required to reflect changes in the company’s commercial arrangements and portfolio of operations. Not included are sensitivities to energy and raw-material prices, which may have significant impacts.

Cautionary Statement

Statements made in this quarterly earnings press release which describe the company's or management's objectives, projections, estimates, expectations or predictions of the future may be "forward-looking statements" within the meaning of securities laws which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "would," "estimates," "plans," "anticipates" or the negative thereof or other variations thereon. All statements that address the company's expectations or projections about the future including statements about the company's growth, cost reduction goals, operations, reorganization plans, expenditures and financial results are forward-looking statements. Such statements may be based on the company’s own research and analysis. The company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the company's actual actions or results could differ materially from those expressed or implied in such forward-looking statements or could affect the extent to which a particular projection is realized. Reference should be made to the company’s most recent Annual Report on Form 10-K for a list of factors that could cause such differences.

Important factors which could cause such differences include: changes in global supply and demand conditions for aluminum and other products; cyclical demand and pricing within the principal markets for the company's products; changes in the relative value of various currencies; fluctuations in the supply of and prices for power in the areas in which the company maintains production facilities; changes in aluminum ingot prices and changes in raw material costs and availability; competition in highly competitive markets; changes in prevailing interest rates and equity market returns related to pension plan investments; economic, regulatory and political factors within the countries in which the company operates or sells its products; the risk of significant losses from trading operations, including losses due to market and credit risks associated with derivatives; changes in government regulations, particularly those affecting environmental, health or safety compliance; risks related to the use of hazardous materials in manufacturing processes; delay and cost risks related to significant capital projects; the consequences of transferring most of the aluminum rolled products businesses operated by the company to Novelis Inc.; relationships with, and financial and operating conditions of, customers and suppliers; willingness of customers to accept substitution by competing products; major changes in technology that affect the company’s competitiveness; potential catastrophic damage, increased insurance and security costs and general uncertainties associated with the increased threat of terrorism or war; the effect of international trade disputes on the company’s ability to import materials, export its products and compete internationally; the effect of integrating acquired businesses and the ability to attain expected benefits; potential discovery of unanticipated commitments or other liabilities associated with the acquisition and integration or disposition of businesses; and other factors affecting the company's operations including, but not limited to, litigation, labour relations and negotiations and fiscal regimes.

The company undertakes no obligation to release publicly the results of any future revisions it may make to forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. Furthermore, the company undertakes no obligation, in relation to future quarterly earnings disclosures, to release publicly any information on an interim basis prior to the final earnings disclosure.

DEFINITIONS

“$” all amounts are in US dollars.

“Business Group Profit” (BGP) comprises earnings before interest, income taxes, minority interests, depreciation and amortization and excludes certain items, such as corporate costs, restructuring costs (relating to major corporate-wide acquisitions or initiatives), impairment and other special charges, pension actuarial gains, losses and other adjustments, and unrealized gains and losses on derivatives, that are not under the control of the Business Groups or are not considered in the measurement of their profitability. These items are generally managed by the Company's corporate head office, which focuses on strategy development and oversees governance, policy, legal, compliance, human resources and finance matters. Financial information for individual business groups includes the results of certain joint ventures and other investments accounted for using the equity method on a proportionately consolidated basis, which is consistent with the way the business groups are managed. However, the BGP of these joint ventures and equity-accounted investments is removed from total BGP for the company and the net after-tax results are reported as equity income. The unrealized change in the fair market value of derivatives has been removed from individual business group results and is shown on a separate line within total BGP. This presentation provides a more accurate portrayal of underlying business group results and is in line with the company’s portfolio approach to risk management.

“Debt as a percentage of invested capital” does not have a uniform definition. Because other issuers may calculate debt as a percentage of invested capital differently, Alcan’s calculation may not be comparable to other companies’ calculations. The figure is calculated by dividing borrowings by total invested capital. Total invested capital is equal to the sum of borrowings and equity, including minority interests. The company believes that debt as a percentage of invested capital can be a useful measure of its financial leverage as it indicates the extent to which it is financed by debt holders. The measure is widely used by the investment community and credit rating agencies to assess the relative amounts of capital put at risk by debt holders and equity investors.

“Derivatives” including forward contracts, swaps and options are financial instruments used by the company to manage the specific risks arising from fluctuations in exchange rates, interest rates, aluminum prices and other commodity prices. Mark-to-market gains and losses on derivatives will be offset over time by gains and losses on the underlying exposures.

“Foreign currency balance sheet translation” effects largely arise from translating monetary items (principally deferred income taxes and long-term liabilities) denominated in Canadian and Australian dollars into US dollars for reporting purposes. Although these effects are primarily non-cash in nature, they can have a significant impact on the company’s net income.

“Free cash flow from continuing operations” consists of cash from operating activities in continuing operations less capital expenditures and dividends. Management believes that free cash flow, for which there is no comparable GAAP measure, is relevant to investors as it provides an indication of the cash generated internally that is available for investment opportunities and debt service.

“GAAP” refers to US Generally Accepted Accounting Principles.

“LME” refers to the London Metal Exchange.

“Other Specified Items” (OSIs) include, for example: restructuring and synergy charges; asset impairment charges; gains and losses on non-routine sales of assets, businesses or investments; unusual gains and losses from legal claims and environmental matters; gains and losses on the redemption of debt; income tax reassessments related to prior years and the effects of changes in income tax rates; and other items that, in Alcan’s view, do not typify normal operating activities.

“Operating earnings from continuing operations” (Operating earnings) is presented in addition to income from continuing operations and reported net income. Operating earnings are not calculated in accordance with US GAAP and there is no standard definition of this term. Accordingly, it is unlikely that comparisons can be made among different companies that make operating earnings information available. The determination of whether an item is treated as an Other Specified Item involves the exercise of judgement by Alcan management. The company believes that operating earnings from continuing operations is a useful measure because it excludes items that are not typical of ongoing operating activities, such as Other Specified Items, as well as items that are outside management’s control, such as the impact of foreign currency balance sheet translation. Management has concluded that operating earnings is a relevant measure for shareholders and other investors as it removes the inherent volatility of such items, whether favourable or unfavourable, and provides a clearer picture of underlying business performance. Moreover, the measure is in line with the company’s internal performance measurement and management systems. Operating earnings information has historically been presented in response to requests from investors and financial analysts, who have indicated that they find the information highly relevant and essential to their understanding of the company.

All tonnages are stated in metric tonnes, equivalent to 2,204.6 pounds.

All figures are unaudited.

QUARTERLY RESULTS WEBCAST

Alcan’s quarterly results conference call with investors and analysts will take place on Tuesday, July 31, 2007 at 10:00 a.m. EDT and will be webcast via the Internet at www.alcan.com.

Supporting documentation (press release, financial statements and investor presentation) is available at www.alcan.com, using the Investors link. Miscellaneous and previous years' filings may be accessed using the following websites: www.sec.gov (US) and www.sedar.com (Canada) websites.

ALCAN INC.

Alcan Inc. (NYSE, TSX: AL) is a leading global materials company, delivering high quality products, engineered solutions and services worldwide. With world-class technology and operations in bauxite mining, alumina processing, primary metal smelting, power generation, aluminum fabrication, engineered solutions as well as flexible and specialty packaging today's Alcan is well positioned to meet and exceed its customers' needs. Alcan is represented by 68,000 employees, including its joint ventures, in 61 countries and regions, posted revenues of US$23.6 billion in 2006. The Company has featured on the Dow Jones Sustainability World Index. For more information, please visit: www.alcan.com.

MEDIA CONTACT: Anik Michaud	INVESTOR CONTACT: Ulf Quellmann
Tel.: (514) 848-8151	Tel. (514) 848-8368

Conference call numbers:	Conference call numbers:
North America (877) 652-1294	North America (877) 421-3963
Local & overseas (706) 643-7783	Local & overseas (706) 643-9535

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF INCOME (unaudited)
	Second Quarter		Six Months
Periods ended June 30	2007	2006	2007	2006
(in millions of US$, except per share amounts)
Sales and operating revenues	6,605	6,103	13,025	11,653

Costs and expenses
Cost of sales and operating expenses, excluding depreciation and
amortization noted below	4,998	4,646	9,799	8,774
Depreciation and amortization	269	258	533	509
Selling, administrative and general expenses	453	366	827	730
Research and development expenses	61	55	115	107
Interest	61	69	121	145
Restructuring charges - net	26	94	38	108
Other expenses (income) - net	155	2	152	(29)
	6,023	5,490	11,585	10,344
Income from continuing operations before income taxes and other
items	582	613	1,440	1,309
Income taxes	166	195	446	464
Income from continuing operations before other items	416	418	994	845
Equity income	24	37	36	65
Minority interests	(2)	(1)	(2)	(2)
Income from continuing operations	438	454	1,028	908
Income from discontinued operations	-	1	1	4
Income before cumulative effect of accounting change	438	455	1,029	912
Cumulative effect of accounting change, net of income
taxes of $2 in 2006	-	-	-	(4)
Net income	438	455	1,029	908
Dividends on preference shares	3	3	6	5
Net income attributable to common shareholders	435	452	1,023	903
Earnings per share
Basic:
Income from continuing operations	1,18	1.21	2.78	2.42
Income from discontinued operations	-	-	-	0.01
Cumulative effect of accounting change	-	-	-	(0.01)
Net income per common share - basic	1.18	1.21	2.78	2.42
Diluted:
Income from continuing operations	1.17	1.20	2.77	2.41
Income from discontinued operations	-	-	-	0.01
Cumulative effect of accounting change	-	-	-	(0.01)
Net income per common share - diluted	1.17	1.20	2.77	2.41
Dividends per common share	0.20	0.15	0.40	0.30

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (unaudited)

	June 30, 2007	December 31, 2006
(in millions of US$)

ASSETS

Current assets
Cash and time deposits	198	229
Trade receivables (net of allowances of $65 in 2007 and $58 in 2006)	3,254	2,910
Other receivables and deferred charges	1,242	1,195
Deferred income taxes	132	152
Inventories	3,258	3,186
Current assets held for sale	4	5
Total current assets	8,088	7,677

Deferred charges and other assets	1,001	1,087
Investments	1,404	1,509
Deferred income taxes	1,285	989
Property, plant and equipment
Cost (excluding construction work in progress)	19,106	18,698
Construction work in progress	2,706	2,294
Accumulated depreciation	(9,031)	(8,592)
	12,781	12,400
Intangible assets, net of accumulated amortization of $399 in 2007
and $346 in 2006	628	676
Goodwill	4,387	4,599
Long-term assets held for sale	1	2
Total assets	29,575	28,939

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (cont’d) (unaudited)

	June 30, 2007	December 31, 2006
(in millions of US$)

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Payables and accrued liabilities	5,466	5,430
Short-term borrowings	704	467
Debt maturing within one year	69	36
Deferred income taxes	49	46
Total current liabilities	6,288	5,979

Debt not maturing within one year	4,578	5,476
Deferred credits and other liabilities	1,703	1,787
Post-retirement benefits	3,330	3,381
Deferred income taxes	1,219	1,151
Minority interests	74	71

Shareholders’ equity
Redeemable non-retractable preference shares	160	160
Common shareholders' equity
Common shares	6,453	6,235
Additional paid-in capital	634	672
Retained earnings	5,132	4,281
Common shares held by a subsidiary	(31)	(31)
Accumulated other comprehensive income (loss)	35	(223)
	12,223	10,934
	12,383	11,094

Total liabilities and shareholders’ equity	29,575	28,939

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)
	Second Quarter		Six Months
Periods ended June 30	2007	2006	2007	2006
(in millions of US$)

OPERATING ACTIVITIES

Net income	438	455	1,029	908
Cumulative effect of accounting change	-	-	-	4
Income from discontinued operations	-	(1)	(1)	(4)
Income from continuing operations	438	454	1,028	908
Ad Adjustments to determine cash from operating activities:
Depreciation and amortization	269	258	533	509
Deferred income taxes	(26)	83	41	227
Equity loss (income), net of dividends	43	(2)	51	(18)
Asset impairment charges	18	36	19	45
Loss (Gain) on disposal of businesses and investments - net	50	(4)	46	(4)
Stock option expense	9	11	11	36
Change in operating working capital
Change in receivables	(225)	(217)	(390)	(756)
Change in inventories	(38)	(31)	(65)	(109)
Change in payables and accrued liabilities	82	110	(59)	130
Change in deferred charges and other assets, deferred
credits and other liabilities, and post-retirement benefits - net	118	75	111	167
Other - net	-	(2)	(6)	(2)
Cash from operating activities in continuing operations	738	771	1,320	1,133
Cash from operating activities in discontinued
operations	-	8	-	8
Cash from operating activities	738	779	1,320	1,141

FINANCING ACTIVITIES

Proceeds from issuance of new debt - net of issuance costs	9	354	22	371
Debt repayments	(416)	(770)	(760)	(836)
Short-term borrowings - net	(6)	36	102	-
Common shares issued	138	81	166	147
Dividends - Alcan shareholders (including preference)	(72)	(58)	(147)	(115)
- Minority interests	(1)	-	(1)	(1)
Cash used for financing activities	(348)	(357)	(618)	(434)

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (cont’d) (unaudited)
Second Quarter			Six Months
Periods ended June 30	2007	2006	2007	2006
(in millions of US$)

INVESTMENT ACTIVITIES

Purchase of property, plant and equipment	(421)	(469)	(733)	(895)
Business acquisitions and purchase of investments, net of cash
and time deposits acquired	(12)	(2)	(14)	(40)
Net proceeds from disposal of businesses, investments and other
assets	50	9	57	207
Other	2	12	(47)	12
Cash used for investment activities in continuing
operations	(381)	(450)	(737)	(716)
Cash from investment activities in discontinued operations	-	5	-	5
Cash used for investment activities	(381)	(445)	(737)	(711)

Effect of exchange rate changes on cash and time deposits	3	2	4	5
Increase (Decrease) in cash and time deposits	12	(21)	(31)	1

Cash and time deposits - beginning of period	186	203	229	181
Cash and time deposits - end of period	198	182	198	182

ALCAN INC.

(in millions of US$, except per share amounts)

1. BASIS OF PRESENTATION

The unaudited interim consolidated financial information is based upon accounting policies and methods of their application consistent with those used and described in the Company's annual consolidated financial statements as contained in the most recent Annual Report on Form 10-K (Form 10-K), except for the new accounting policy that has been adopted effective January 1, 2007. The 2006 year-end balance sheet data was derived from audited annual consolidated financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America (US GAAP). The unaudited interim consolidated financial information does not include all of the financial statement disclosures included in the annual and quarterly financial statements prepared in accordance with US GAAP and therefore should be read in conjunction with the Company's most recent Form 10-K.

In the opinion of management of the Company, the unaudited interim consolidated financial information reflects all adjustments, which consist only of normal and recurring adjustments, necessary to present fairly the financial position and the results of operations and cash flows in accordance with US GAAP. The results reported in this unaudited interim consolidated financial information are not necessarily indicative of the results that may be expected for the entire year.

2. ACCOUNTING CHANGES

FIN 48 - Accounting for Uncertainty in Income Taxes

On January 1, 2007, the Company adopted the provisions of the Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48). Under FIN 48, the Company may recognize the tax benefit from a tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and expanded income tax disclosures.

On January 1, 2007, the Company recorded a $28 net increase in the liability for unrecognized tax benefits. This net increase in liabilities resulted in a decrease to the January 1, 2007 balance of Retained earnings of $21, a net decrease in Deferred tax liabilities of $8 and a reduction of $1 in equity-accounted investments included in Deferred charges and other assets.

3. CAPITALIZATION OF INTEREST COSTS

Total interest costs in continuing operations in the second quarter and six months ended June 30, 2007 were $85 and $168 respectively (2006: $89 and $179), of which $24 and $47, respectively (2006: $20 and $34), were capitalized.

4. SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS

Investment

On April 30, 2007, the Company signed a Heads of Agreement with Saudi Arabian mining company Ma’aden to develop a proposed US$7-billion integrated aluminum “mine-to-metal” project. The Company would hold a 49% stake in the project and recorded an initial investment of $18 in the second quarter of 2007.

4. SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS (cont’d)

Sales

On April 27, 2007, the Company concluded the sale of selected assets at the Company’s Affimet aluminum recycling plant in Compiègne (France). In relation to this, the Company received proceeds of $26 and recorded a loss on disposal of $12 in the second quarter of 2007.

On May 31, 2007, the Company reached an agreement in principle with UK-based Klesch & Company Limited (Klesch) regarding the sale of its Vlissingen smelter in the Netherlands. Alcan had an 85% interest in the smelter. The Company recorded charges of $42 included as a loss on disposal of businesses and investments within Other expenses (income) - net in the second quarter of 2007. The sale was concluded on July 2, 2007, for net proceeds of $29.

On June 26, 2007, the Company concluded the sale of its Satma subsidiary to ALMECO Spa for net proceeds of $4 and the Company recorded a loss on disposal of $1 in the second quarter and $2 in the six months ended June 30, 2007. Located in Goncelin (France), Satma manufactures and sells capacitor foil for the electronic industry as well as anodized strip for the lighting and decoration markets.

5. SUBSEQUENT EVENTS

On July 12, 2007, Alcan entered into a support agreement with Rio Tinto plc (Rio Tinto) and Rio Tinto Canada Holding Inc. (Rio Tinto Canada), a wholly-owned indirect subsidiary of Rio Tinto. Pursuant to the support agreement, Rio Tinto Canada has agreed to make a cash tender offer to acquire all of Alcan’s outstanding common shares for $101 per common share. The board of directors of Alcan has unanimously recommended that Alcan shareholders should accept the offer. The offer is subject to a number of conditions including valid acceptances of not less than 66 ⅔ percent of Alcan shares on a fully diluted basis and the approval of Rio Tinto shareholders. The board of directors of Rio Tinto has approved and will recommend the transaction to its shareholders. The offer will also be subject to certain customary conditions including receipt of necessary regulatory and antitrust approvals, including in the United States, Canada, the European Union and Australia, and the absence of material adverse changes or effects. The offer is expected to close in the fourth quarter of 2007.

Subject to the terms and conditions of the support agreement, Alcan's board of directors has the right to withdraw, modify or change its support of the offer if Alcan receives a superior proposal (as defined in the support agreement) prior to the expiration of the offer. However, Rio Tinto Canada has the right to match any such superior proposal received by Alcan and, in certain circumstances, if the offer is not consummated, Rio Tinto Canada would have the right to receive a payment of $1,049 from Alcan. In other circumstances, related to the required shareholder votes for the Rio Tinto group, an equivalent payment from Rio Tinto may be required.

The Company concurrently announced that Rio Tinto and Alcan had agreed to divest Alcan’s packaging business. The Company is currently evaluating its strategies for the planned divestiture.

On July 18, 2007 the Company announced it had reached an agreement with Hindalco Industries Limited, India for the sale of its 45% interest in Utkal Alumina International Limited (Utkal). The Company had announced its intention to sell its interest in Utkal on April 12, 2007. The Company expects completion of the sale during the third quarter of 2007.

On July 26, 2007 the Company’s board of directors approved the redemption of its redeemable non-retractable preference shares at a price of CAN$25.00 per share. The transaction is expected to be completed on September 3, 2007.

Montreal, Canada
31 July 2007